Exhibit 99.2

Barfresh DRAFT

Q4 2019 Company Update Call – April 13, 2020 (1:30PM Pacific)

Operator:

Good afternoon, everyone, and thank you for participating on today’s Fourth Quarter and Full Year 2019 Corporate Update Call for Barfresh Food Group. Joining us today is Barfresh Food Group’s Founder and CEO, Riccardo Delle Coste; Joe Cugine, President; and Raffi Loussararian, Vice President of Finance for Barfresh Food Group. Following prepared remarks, we will open the call for your questions.

The discussion today will include forward-looking statements. Except for the historical information herein, matters discussed on this call are forward-looking within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance.

These forward-looking statements are identified by the use of words such as grow, expand, anticipate, intend, estimate, believe, expect, plan, should, potential, forecast and project, among others. All statements, other than the statements of historical fact that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements.

Such forward-looking statements are based on certain assumptions made based on experience, expected further developments and other factors that the Company believes are appropriate under these circumstances. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize.

Investors are cautioned that any such statements are not guarantees of future performance. The contents of this call should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, and the Quarterly Reports on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

In order to aid in the understanding of the Company’s business performance, the Company is also presenting certain non-GAAP measures, including Adjusted EBITDA, which are reconciled in a table in the business update release to the most comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on the sale of derivatives.

Now, I will turn the call over to the CEO of Barfresh Food Group, Mr. Riccardo Delle Coste. Please go ahead, sir.

Riccardo Delle Coste:

Good afternoon everyone and thank you for joining us. On our call today, we will review our full year 2019 results and accomplishments, discuss our growing sales channels and provide added insight into our expanding sales pipeline and improvements in our operating efficiencies.

Before I discuss our 2019 results I’d like to give an update on the current state of the business and the first quarter in light of COVID-19. To date we have not experienced any material disruption in our manufacturing or supply chain logistics; however, towards the end of the first quarter we began to see orders being cancelled due to businesses such as restaurants, national parks and schools forced to temporarily close for the safety of their employees and customers. As many of you are aware March is historically our strongest month in the first quarter. However, despite these cancellations and the prior year distributor load in comparison we still recorded approximately $700,000 in gross revenue compared to approximately $880,000 in gross revenue in the prior year. One of the strengths of our company is our diversified customer base and that served us well as we saw the military side of our business continue to grow. Despite lower sales in the quarter, we had a meaningful improvement in our bottom line versus the prior year and we expect continued improvement over the course of 2020. Additionally, we made the conscious decision to expedite our new, ready-to-drink bottle production in order to be of assistance to our school channel in helping them continue to feed their students during these challenging times. Many students across the United States rely on the meals they receive at school so with our bottled smoothie in the hands of administrators they are able to continue serving students healthy food options despite school closures. To offset the effect on our business from COVID-19, we will be applying, and are eligible for, assistance under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. We will provide more color on the quarter and our results as we release the first quarter results.

For full year 2019 our net sales increased 2% to over $4.3 million. Our full year sales would have been meaningfully higher; however, during the third and fourth quarters of 2019, we shifted our sales focus while we were waiting for the now finalized USDA language approving our bulk products widely and also our recently announced ready-to-drink bottle package. Our forward thinking on this new package format in 2019, significantly reduced our investment on new customer bulk equipment, hence freeing up cash flow to help finalize bottle testing and start-up manufacturing capabilities. We also faced challenging revenue comparisons verse last year and previous periods because in the prior year we experienced a large sell-in of product to our recently signed school focused distributors to get them up and running. And late into the fourth quarter of last year we were still waiting on the USDA’s formal authorization that our products sold into schools were fully reimbursable. The exciting news is that we received that authorization and the USDA approved our new package, which will enhance our bulk platform. Last week we announced the launch of our new ready-to-drink product, “Twist & Go”TM. As I previously mentioned this was done earlier than expected in order to assist with student feedings while schools are closed due to COVID-19. We have been working on this offering for many months and believe it creates a tremendous long-term growth opportunity for us, which Joe will discuss this in more detail shortly.

Full year 2019 gross margins expanded 3% to 54%. It is our expectation that gross profit margins in 2020 will be comparable to those in 2019 for our existing product lines. We also reduced general and administrative expenses by 12% to $6.9 million, and we reduced our operating loss by 16% to $5.2 million. In 2019, we implemented cost reduction measures, such as relocating our headquarters and entering into a new contract for our outsourcing of payroll and benefits, which will collectively yield an annual cost reduction of approximately $200,000 alone. Additionally, we made improvements in our supply chain and logistics and believe all these improvements will begin to have a significant impact on our financial results in the first half of 2020.

In an effort to help everyone better understand the improvements we are making in cash flow and expenses, we began in the second quarter of 2019 to report adjusted EBITDA. For the full year 2019 our adjusted EBITDA was a loss of $4.0 million, as compared with a loss of $4.8 million in 2018, an improvement of $800,000. This is expected to be dramatically better in 2020 and will be evident starting in Q1 of 2020.

Now I’ll provide a review of our accomplishments in 2019.

Throughout the course of the year we made great strides with each of our sales channels. We expanded our reach with our national and regional accounts with the rollout of two new restaurant chains – one in North America and one in Puerto Rico. And recently, we announced we had been approved to commence the regional rollout for multiple products with a 3,000 plus location multinational restaurant chain, which Joe will discuss later in the call.

Moving on to the school channel, despite many schools having closed temporarily, breakfast and lunches are still being served to students. As I said earlier in order to assist school administrators during this difficult time, we have begun working with certain schools, most recently we announced Pasco County School District, to begin offering our bottled fruit and yogurt smoothies (“Twist & Go”TM) to their students. We expect to roll out this offering to additional schools and school districts during this time to offer immediate assistance and then with full implementation on their menus once schools reopen.

Before handing the call to Joe, I’d like to talk about our recent successful round of funding. In March we announced the company had raised approximately $5.8 million, through the combination of an aggregate sale of common stock at $0.50 per share with 50% warrant coverage with an exercise price of $0.60 per share, of which $3.8 million will be for growth capital and approximately $2.0 million came from the conversion of existing debt as per the recently filed 8-K. This capital gives us a strong balance sheet and financial position as we enter 2020 and begin rolling out our new products and prepare for our recently announced new multinational customer win.

And with that I’ll now turn the call over to our President Joe Cugine to discuss our sales channels. Joe?

Joe Cugine:

Thank you Riccardo. I’ll start by discussing the national and regional restaurant accounts.

As Riccardo said we have recently been approved to commence a regional roll out with a leading multinational QSR with over 3,000 U.S. locations. This announcement comes after years of development and testing of a customized product line and we are really excited to begin rolling out this summer with multiple flavors. We will be able to share more information once the product is on their menu.

This is a major milestone for our company and will dramatically increase our opportunity for profitable growth. We have an established organization with ample manufacturing capacity, logistics and distributor network to successfully service this multinational restaurant client and many others. We look forward to updating you on the progress as we get closer to the launch.

We will also continue to test with other national QSR chains in the US.

In 2019, we launched two new restaurant chains, which began serving our product in the third quarter. The first was a sandwich chain in Puerto Rico and the second was a national chain in North America with 57 locations. Additionally, over the course of the year we continued to expand our reach with existing customers with the addition of new beverages to menus and expansion into additional locations and restaurant chains.

Moving to the education channel, we continued to add more school locations in 2019 albeit at a much slower pace as we were awaiting the USDA approval. However, now that we have approval and with the introduction of new products into this channel we expect accelerated wins in 2020.

Customer feedback and testing are important parts of this sales channel and through these two means we worked with school administrators to come up with this new product offering called “Twist & Go”TM, . This is a ready-to-drink fruit and yogurt smoothie that contains 4 ounces of yogurt and a half of cup of fruit and fruit juice and comes in two different flavors: strawberry banana and peach. These smoothies contain no added sugars, no preservatives, artificial flavors or colors. And importantly they contain two components - fruit and yogurt protein which therefore makes them an alternative for all meals and snacks served under the federally funded meal programs. And they meet the USDA reimbursable standards.

We recently announced that we will be rolling out this product to the Pasco County School District in Florida and our initial order with them was for 240,000 bottles in the first month. We’ve had a great, long-standing relationship with this school district and expect a high, ongoing monthly order rate. This new offering significantly increases our penetration within this large school district alone, doubling the school locations serving our product to approximately 100 schools. “Twist & Go”TM will be available this week to all their students who continue to receive breakfast and lunch assistance during the temporary closure of their schools due to the COVID virus. We are pleased to be able to help these students in need during these trying times. Once the schools reopen, it will be available on the breakfast menu and offered throughout the rest of the day on an a la carte basis. It is the perfect, healthy snack or meal option for all occasions.

“Twist & Go”TM serves as a complement to our Easy Pour bulk product and as you’ve seen with Pasco County, will further penetration in existing and new schools as it now shortens our sell-in process and importantly does not require any customer equipment. Based on our initial success with Pasco County we believe this district will be the first of many school districts to adopt the “Twist & Go”TM smoothie. And with over 98,000 schools in the United States the opportunity for placement of our products is vast.

Now to touch on the military channel. We are currently selling our bulk Easy Pour products in dining facilities all over the United States and international dining facilities. In fact we just started selling our product in our first dining facility in South Korea and have plans to pursue additional international military dining facilities this year. We are actively pursuing engagement with all U.S. military facilities, which total 800 bases serving 1.3 million active troops.

And with that, I turn it back to Riccardo.

Riccardo Delle Coste:

Thank you Joe.

We used 2019 as a year to re-position our company for continued success with significant reductions and restructuring of our G&A and operating expenses, introduction of cost management initiatives and continued margin expansion.

We continued to solidify our status in the school channel with the accreditation from the USDA that our product meets all reimbursement standards.

We also created and recently launched a new ready-to-drink smoothie product that will make our ability to serve a far greater number of children throughout the country far more achievable. Look only at our first sales for one school district of 240,000 smoothies in the first month alone to understand the shear potential of this new ready-to-drink smoothie product in schools. We are off to a great start in 2020 with the recent announcement of a new national account and increased funding and I look forward to updating you on more of our accomplishments in the year ahead.

Now with that, let me open up the call for questions. Operator?